Exhibit 10.19

SCP NY INC.

Sublandlord

and

AKARI THERAPEUTICS

Subtenant

SUBLEASE

DATED January 17, 2018

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23.	Damage or Destruction	14

24.	Valid Authority	14

25.	Failure to Give Possession	15

26.	Intentionally Omitted	15

27.	Security	15

28.	Consent of Overlandlord under the Overlease	17

EXHIBIT A - Overlease

EXHIBIT B - Sublandlord’s F&E

EXHIBIT C - Form of Letter of Credit

EXHIBIT D - Bill of Sale

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SUBLEASE

AGREEMENT OF SUBLEASE (“Sublease”) dated as of the 17th day of January, 2018, by and between SCP NY Inc., a Delaware corporation having an office at ___________ (“Sublandlord”), and AKARI THERAPEUTICS, a _____________ corporation, having an office at _______________________________ ___________________ (“Subtenant”).

WHEREAS:

I.            Sublandlord leases certain premises within the office building located at 51 Astor Place, New York, New York 10003 (the “Building”), pursuant to a Lease, dated as of the December 24, 2014, as the same may be amended from time to time (the “Overlease”), by and between JSM Associates I LLC (“Overlandlord”) and SCP NY Inc., as tenant; and

II.            Subtenant desires to lease from Sublandlord, and Sublandlord desires to lease to Subtenant, its entire leased space comprised of a portion of the tenth (10th) floor, located in the Building which space is deemed to comprise approximately 7,069 rentable square feet, and is more particularly described in the Overlease (the “Sublease Premises”), upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

WITNESSETH:

1.            Term. A.            Sublandlord hereby sublets the Sublease Premises to Subtenant, and Subtenant hereby hires the Sublease Premises from Sublandlord, for a term (the “Term”) which shall commence on the date (the “Commencement Date”) that shall be the latest to occur of (i) the execution and delivery of this Sublease, (ii) delivery of possession of the Sublease Premises to Subtenant in the Delivery Condition (as hereinafter defined) and (iii) the date that Overlandlord shall have consented to this Sublease, and which shall end on July 29, 2022 (the “Expiration Date” ), unless sooner terminated in accordance with the provisions of this Sublease. Sublessor agrees to use commercially reasonable efforts to cause the Commencement Date to occur on or before February 1, 2018.

B.            Notwithstanding anything contained herein to the contrary, Subtenant agrees that during the term of the Sublease, Sublandlord shall have the right, at no cost or expense to Sublandlord, to (i) the use of one (1) office and three (3) desks, the location of which shall be mutually acceptable to Sublandlord and Subtenant, and (ii) upon request and reasonable notice to Subtenant, the use of one (1) conference room. In addition, Sublessee agrees that Sublessor shall have the right to maintain an identification sign (that merely contains Sublessor’s name and/or logo) on the entrance to the Subleased Premises.

2.            Annual Fixed Rent and Additional Rent.

A.            Subtenant covenants and agrees that, from and after the Commencement Date and through and including the Expiration Date, Subtenant shall pay to Sublandlord fixed rent (“Fixed Rent”), inclusive of the Electric Inclusion Amount (as hereinafter defined), at the following rates:

(i)            For the period commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date, at the rate of Seven Hundred Fifty Eight Thousand One Hundred Fifty and 25/100 Dollars ($758,150.25) per year [payable in equal monthly installments of $63,179.19 per month];

(ii)            For the period commencing on the first (1st) anniversary of the Commencement Date and ending on the day immediately preceding the second (2nd) anniversary of the Commencement Date, at the rate of Seven Hundred Seventy-Six Thousand Five Hundred Twenty-Nine and 65/100 Dollars ($776,529.65) per year [payable in equal monthly installments of $64,710.80 per month];

(iii)            For the period commencing on the second (2nd) anniversary of the Commencement Date and ending on the day immediately preceding the third (3rd) anniversary of the Commencement Date, at the rate of Seven Hundred Ninety-Five Thousand Three Hundred Sixty-Eight and 54/100 Dollars ($795,368.54) per year [payable in equal monthly installments of $66,280.71 per month];

(iv)            For the period commencing on the third anniversary of the Commencement Date and ending on the day immediately preceding the fourth (4th) anniversary of the Commencement Date, at the rate of Eight Hundred Fourteen Thousand Six Hundred Seventy-Eight and 39/100 Dollars ($814,678.39) per year [payable in equal monthly installments of $67,889.87 per month];

(v)            For the period commencing on the fourth (4th) anniversary of the Commencement Date and ending on the Expiration Date, at the rate of Eight Hundred Thirty-Four Thousand Four Hundred Seventy One and 00/100 Dollars ($834,471.00) per year [payable in equal monthly installments of $69,539.25 per month];

B.            Fixed Rent shall be payable in equal monthly installments in advance on the fifth (5th) business day prior to the first day of each calendar month during the Term, without any deduction, offset, abatement, defense and/or counterclaim whatsoever, except as specifically set forth herein; it being agreed, however that if Subtenant shall not then be in default of any of Subtenant’s obligations under this Sublease, Subtenant shall not be obligated to pay the amount of Fixed Rent (but Subtenant shall be required to pay the Electric Inclusion Amount) attributable to the initial three (3) month period that follows the Commencement Date (the “Free Rent Period”). Notwithstanding the foregoing, if Subtenant is in default of this Lease during the Free Rent Period, but subsequently cures said default within the applicable cure period, then following said cure, Subtenant shall not be obligated to pay the Fixed Rent for the three (3) month period following said cure. Subtenant shall pay the first full monthly installment of Fixed Rent simultaneously with the execution and delivery of this Sublease. The monthly installment of Fixed Rent payable on account of any partial calendar month during the Term, if any, shall be prorated.

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C.            In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay to Sublandlord, for periods occurring wholly or in part within the Term, as additional rent (“Additional Rent”), without any deduction, offset, abatement, defense and/or counterclaim whatsoever, except as specifically set forth herein, all other amounts that are required to be paid (other than the fixed rent due under the Overlease) to Overlandlord pursuant to the Overlease and which are payable with respect to the Sublease Premises, including, without limitation, all amounts payable pursuant to Article 19 of the Overlease, for periods occurring wholly or in part within the Term as calculated in the manner provided for in the Overlease except that for purposes of this Subparagraph 2B: (i) the term “Base Tax Year” as defined in Section 1.01 of the Overlease shall mean the fiscal year commencing on July 1, 2017 and ending June 30, 2018, and (ii) “Base Operating Year” as defined in Section 1.01 of the Overlease shall mean calendar year 2018.

D.            Along with each request for payment, Sublandlord shall furnish to Subtenant copies of Overlandlord’s calculations of items of Additional Rent, if and to the extent received by Sublandlord from Overlandlord.

E.            In the event that Subtenant fails to make timely payment to Sublandlord of any installment of Fixed Rent or Additional Rent, Subtenant shall pay to Sublandlord, as Additional Rent, interest at the same rate and in the same manner as provided in the provisions of the Overlease with respect to the late payment of Fixed Rent.

F.            Subject to the provisions of Subparagraph 2G below, all payments of Fixed Rent and Additional Rent (with Fixed Rent and Additional Rent being collectively referred to herein as “Rent”) shall be made by good and sufficient check (subject to collection) currently dated, drawn on a bank which is a member of the New York Clearing House or any successor thereto, issued directly from Subtenant, without endorsements, to the order of Sublandlord.

G.            Notwithstanding anything to the contrary contained in Subparagraph 2F above, provided that Sublandlord shall give Subtenant not less than thirty (30) days’ notice thereof (which notice shall identify a domestic bank and contain appropriate wire instructions), Subtenant shall pay all future monthly installments of Fixed Rent and/or regularly scheduled items of Additional Rent (collectively, “Recurring Additional Rent”) at the office of such domestic bank, by wire transfer of immediately available federal funds, to the account of Sublandlord. On not less than thirty (30) days’ notice, Sublandlord may thereafter revise or revoke such direction to pay Fixed Rent and/or Recurring Additional Rent by wire transfer.

H.            In the event that Additional Rent is due under the Overlease with respect to any period that precedes the Commencement Date or follows the Expiration Date, Subtenant’s obligations hereunder on account of such Additional Rent shall be appropriately prorated.

I.            Notwithstanding anything to the contrary contained in this Sublease, all sums of money, other than Fixed Rent, as shall become due and payable by Subtenant to Sublandlord under this Sublease shall be deemed to be Additional Rent, and Sublandlord shall have the same rights and remedies in the event of non-payment of Additional Rent as are available to Sublandlord for the non-payment of Fixed Rent.

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3.            Use of the Sublease Premises. Subtenant shall use and occupy the Sublease Premises only for the Authorized Use as defined in Section 31.19 of the Overlease (the “Permitted Use”), and for no other purpose, and further covenants not to do any act which will result in a violation of the Overlease.

4.            Incorporation of Overlease Terms.

A.            All capitalized and other terms not otherwise defined herein shall have the meanings ascribed to them in the Overlease, unless the context clearly requires otherwise.

B.            Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease are hereby made a part hereof. The rights and obligations contained in the Overlease are, during the term of this subletting, hereby imposed upon the respective parties hereto, with Sublandlord being substituted for “Owner” or “Landlord”, and Subtenant being substituted for “Tenant”, with respect to the Overlease; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by Overlandlord under the Overlease of the corresponding covenant of the Overlease, and Sublandlord’s obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord. Notwithstanding anything to the contrary contained in or omitted from Paragraph 8 below, it is expressly agreed that Sublandlord shall not be obligated to perform any obligation which is the obligation of Overlandlord under the Overlease. Sublandlord shall have no liability to Subtenant by reason of the default of Overlandlord under the Overlease. Subtenant recognizes that Sublandlord is not in a position and shall not be required to render any of the services or utilities, to make or perform repairs, maintenance, replacements, restorations, alterations, additions or improvements or to perform any of the obligations required of Overlandlord by the terms of the Overlease. Sublandlord agrees, however, to use reasonable efforts to enforce Sublandlord’s rights against Overlandlord under the Overlease for the benefit of Subtenant upon Subtenant’s written request therefore (and to forward to Overlandlord any notices or requests for consent as Subtenant may reasonably request). Subtenant shall promptly reimburse Sublandlord for any and all costs which Sublandlord shall incur in expending such efforts, and Subtenant does hereby indemnify and agree to hold Sublandlord harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorney’s fees and disbursements) incurred by Sublandlord in expending such efforts. Nothing contained in this Subparagraph 4B shall require Sublandlord to institute any suit or action to enforce any such rights. Subtenant acknowledges that the failure of Overlandlord to provide any services or comply with any obligations under the Overlease shall not entitle Subtenant to any abatement or reduction in Rent payable hereunder, except to the extent Sublandlord, as tenant under the Overlease, shall be entitled to and shall actually receive a rent abatement.

C.            Wherever the Overlease refers to the “Demised Premises,” such references for the purposes hereof shall be deemed to refer to the Sublease Premises.

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D.            Wherever the Overlease refers to the “Lease”, such references for the purposes hereof shall be deemed to refer to this Sublease.

E.            Wherever the Overlease refers to the “Fixed Rent”, such references for the purposes hereof shall be deemed to refer to the Fixed Rent hereunder.

F.            Wherever the Overlease refers to the “additional rent”, such references for the purposes hereof shall be deemed to refer to the Additional Rent hereunder.

G.            Wherever the Overlease refers to the “rent”, such references for the purposes hereof shall be deemed to refer to the Rent hereunder.

H.            Wherever the Overlease refers to a notice, demand, statement, consent, approval, request or any other communication between the parties thereto, such references for the purposes hereof shall be deemed to refer to a notice described in Subparagraph 14A of this Sublease.

I.            Wherever the Overlease refers to an obligation commencing on the Commencement Date, such obligation shall be deemed to commence on the Commencement Date of this Sublease.

J.            Sublandlord represents that, as of the date hereof the Overlease annexed hereto as Exhibit A and made a part hereof is a true and complete copy of the Overlease, except as to certain intentionally omitted provisions, which provisions are expressly made inapplicable to Subtenant and the Sublease Premises.

5.            Sublease Subject to Overlease.

A.            This Sublease is expressly made subject and subordinate to all of the terms and conditions of the Overlease and to all items and matters which the Overlease is subject and subordinate, except as specifically provided to the contrary in this Sublease, to the extent applicable to the Sublease Premises. Subtenant hereby assumes and covenants that, throughout the Term, Subtenant shall observe and perform, all of the provisions of the Overlease, to the extent applicable to the Sublease Premises, which are to be observed and performed by the tenant thereunder. Subtenant covenants that Subtenant shall not do any act, matter or thing which will be, result in, or constitute a violation or breach of or a default under the Overlease; it being expressly agreed to by Subtenant that any such violation, breach or default shall constitute a material breach by Subtenant of a substantial obligation under this Sublease. Subtenant hereby agrees that Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, liabilities, penalties and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising from or in connection with any default by Subtenant in Subtenant’s performance of those terms, covenants and conditions of the Overlease which are or shall be applicable to Subtenant, as above provided, and all amounts payable by Subtenant to Sublandlord on account of such indemnity shall be deemed to be Additional Rent hereunder and shall be payable upon demand. In any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease, Sublandlord’s consent shall also be required hereunder.

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B.            Subtenant covenants and agrees that if, by reason of a default on the part of Sublandlord (as the tenant under the Overlease) under the Overlease, the Overlease or the leasehold estate created thereunder is terminated, then Subtenant will, at the option of Overlandlord, which shall be exercised in the sole and absolute discretion of the Overlandlord, attorn to Overlandlord pursuant to the then executory provisions of this Sublease, and will recognize Overlandlord as Subtenant’s landlord under this Sublease, provided that Overlandlord accepts such attornment, having no obligation to do so, in which event Overlandlord shall assume all prospective obligations of Sublandlord under this Sublease, provided that under no circumstances shall Overlandlord be liable for any brokerage commission due in connection with this Sublease and Overlandlord shall not be (i) liable for any previous act or omission on the part of Sublandlord under this Sublease, (ii) subject to any offset which theretofore accrued to Subtenant against Sublandlord, (iii) bound by any previous amendment or modification of this Sublease made without Overlandlord’s consent, (iv) bound by any previous payment of more than one (1) month’s Rent, or (v) obligated to perform any work in the Sublease Premises to prepare the same for occupancy by Subtenant.

C.            Subject to the following sentence, Subtenant agrees to be bound, for all purposes of this Sublease, by any modifications or amendments to the Overlease. Sublandlord agrees not to amend or modify the Overlease in any way that would discriminate against Subtenant, or which would increase Subtenant’s monetary obligations hereunder, shorten the term hereof or decrease Subtenant’s rights with respect to the Permitted Use of the Sublease Premises, or which would otherwise materially adversely affect Subtenant’s rights or obligations hereunder or permit the same to be cancelled or terminated, without Subtenant’s prior written consent, provided, however, that Sublandlord shall have the right to terminate this Sublease, and this Sublease shall be deemed terminated, in the event that the Overlease is terminated in accordance with the provisions of Article 9 or Article 12 of the Overlease.

D.            Sublandlord and the Subtenant hereby agree that, if the Subtenant shall be in default of any obligation of the Subtenant under this Sublease, which default also constitutes a default by the Sublandlord under the Overlease, then the Overlandlord shall be permitted to avail itself of all of the rights and remedies available to the Sublandlord in connection therewith. Without limiting the generality of the foregoing, the Overlandlord shall be permitted (by assignment of a cause of action or otherwise) to institute an action or proceeding against the Subtenant in the name of the Sublandlord in order to enforce the Sublandlord’s rights under this Sublease, and shall also be permitted to take all ancillary actions (e.g., serve default notices and demands) in the name of the Sublandlord as the Overlandlord shall reasonably determine to be necessary. The Sublandlord agrees to cooperate with the Overlandlord, and to execute such documents as shall be reasonably necessary, in connection with the implementation of the foregoing rights of the Overlandlord. The Sublandlord and the Subtenant expressly acknowledge and agree that the exercise by the Overlandlord of any of the foregoing rights and remedies: (i) shall not constitute an election of remedies, (ii) shall not in any way impair the Overlandlord’s entitlement to pursue other rights and remedies directly against the Sublandlord, and (iii) shall not establish any privity of relationship between the Overlandlord and the Subtenant, or in any way create a landlord/tenant relationship between the Overlandlord and the Subtenant.

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6.            Electricity. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 6) the provisions of Article 20 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises, the Fixed Rent set forth in Subparagraph 2A above, includes an amount (the “Electric Inclusion Amount”) of $22,974.25 per annum ($1,914.52 per month) for electricity furnished to the Sublease Premises in accordance with the provisions of Article 20 of the Lease. The Electric Inclusion Amount is exclusive of the Tenant’s Pro Rata Share (as defined in the Lease of the 10th Floor Common Equipment Electric Cost (as defined in the Lease). Sublandlord following receipt of any bills for Tenant’s Pro Rata Share of the 10th Floor Common Equipment Electric Cost form Landlord shall forward same to Subtenant, and Subtenant shall pay all amounts shown on said bills to Sublandlord, as Additional Rent, within ten (10) business days following the date that such bills shall have been submitted to Subtenant.

7.            Occupancy Tax. If any commercial rent or occupancy tax shall be levied with regard to the Sublease Premises after the Commencement Date, Subtenant shall pay the same either to the taxing authority, or, if appropriate, to Sublandlord, as Additional Rent, not less than twenty (20) days before the due date of each and every such tax payment. In the event that any such tax payment shall be made by Subtenant to Sublandlord, Sublandlord shall remit the amount of such payment to the taxing authority on Subtenant’s behalf.

8.            Non-Applicability of Certain Provisions of the Overlease. The following provisions of the Overlease shall not be incorporated in this Sublease by reference, or shall be incorporated with the changes noted herein: Section 2.02, Exhibit C and all references to Landlord’s Work, Section 2.03, Section 2.04, Section 2.05, Section 3.01, Section 3.05, Section 3.06, Subsections 10.02 A., B. and D., Article 21, Section 28.02, and Article 33.

9.            Assignment and Subletting.

A.            Subtenant, on its own behalf and on behalf of its heirs, distributees, executives, administrators, legal representatives, successors and assigns, covenants and agrees that Subtenant shall not, by operation of law or otherwise: (i) assign, whether by merger, consolidation or otherwise, mortgage or encumber its interest in this Sublease, in whole or in part, or (ii) sublet, or permit the subletting of, the Sublease Premises or any part thereof, or (iii) permit the Sublease Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise by any person or entity other than Subtenant, without the prior written consent of Overlandlord (which consent may be granted, withheld or conditioned in Overlandlord’s sole and absolute discretion) in each instance without otherwise complying with the provisions of Article 10 of the Overlease, and obtaining the prior written consent of Sublandlord. Provided that Subtenant shall not be in default with respect to any provisions of the Sublease (following the expiration of any applicable notice and cure periods), Sublandlord shall not unreasonably withhold, condition or delay Sublandlord’s consent to an assignment or subletting that shall have been consented to by Overlandlord. Any violation of the provisions of this Section 9A by Subtenant shall constitute a material default under this Sublease.

B.            Subtenant shall reimburse Sublandlord on demand for all costs (including, without limitation, all reasonable legal fees and disbursements, as well as the costs of making investigations as to the acceptability of the proposed assignee or subtenant and any costs payable by Sublandlord to Overlandlord) which may be incurred by Sublandlord in connection with a request by Subtenant that Sublandlord and/or Overlandlord consent to any proposed assignment or sublease.

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C.            Subtenant hereby waives any claim against Sublandlord for money damages which Subtenant may have based upon any refusal of Sublandlord to consent to an assignment or subletting pursuant to the provisions of this Sublease.

D.            Any attempted assignment or subletting made contrary to the provisions of this Paragraph 9 shall be null and void. No consent by Sublandlord or Overlandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord’s and Overlandlord’s express written consent to any further assignment or subletting. Notwithstanding any assignment or subletting, Subtenant shall remain fully liable for the payment of Fixed Rent and Additional Rent due and to become due hereunder and the performance of all of Subtenant’s other obligations under this Sublease. The provisions of this Paragraph 9 shall apply to each and every assignment or sublease that Subtenant proposes to enter into during the Term. For the purposes of this Paragraph 9, “sublettings” shall be deemed to include all sub-sublettings as well as sublettings.

E.            (i)            If Subtenant is a corporation, the direct or indirect transfer and/or exchange of fifty (50%) percent or more (aggregating all prior transfers) of the shares of Subtenant or of the shares of any corporation of which Subtenant is a direct or indirect subsidiary, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for purposes of this Paragraph 9.

(ii)            If Subtenant is a partnership, the direct or indirect transfer of fifty (50%) percent or more (aggregating all prior transfers) of the partnership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 9.

(iii)            If Subtenant is a limited liability company, the direct or indirect transfer of fifty (50%) percent or more (aggregating all prior transfers) of the membership interests of Subtenant, including transfers by operation of law and including a related or unrelated series of transactions, shall be deemed an assignment of this Sublease for all purposes of this Paragraph 9.

10.          Insurance.

A.            Subtenant shall, at its own cost and expense, obtain, maintain and keep in force, from and after the date of this Sublease, for the benefit of Sublandlord, Subtenant, Overlandlord and such other parties as are named in the Overlease all insurance that Sublandlord is required to maintain pursuant to Article 8 of the Overlease with respect to the Sublease Premises.

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B.            Sublandlord, Overlandlord and such other parties as are required to be named pursuant to the Overlease, shall be named as additional insureds in said policies and shall be protected against all liability occasioned by an occurrence insured against. All of said policies of insurance shall be: (i) written as “occurrence” policies, (ii) written as primary policy coverage and not contributing with or in excess of any coverage which Sublandlord may carry and (iii) satisfy all requirements set forth in the Overlease. Said policies shall also provide that the insurer will give Sublandlord at least thirty (30) days prior written notice of cancellation of said policy or of any material modification thereof, and shall comply with all of the provisions of the Overlease. Subtenant shall deliver to Sublandlord the policies of insurance or certificates thereof, together with evidence of the payment of premiums thereon simultaneously with Subtenant’s execution of this Sublease, and shall thereafter furnish to Sublandlord, at least thirty (30) days prior to the expiration of any such policies and any renewals thereof, a new policy or certificate in lieu thereof, with evidence of the payment of premiums thereon.

C.            Subtenant shall pay all premiums and charges for all of said policies, and, if Subtenant shall fail to make any payment when due or carry any such policy, Sublandlord may, but shall not be obligated to, make such payment or carry such policy, and the amount paid by Sublandlord, with interest thereon at the maximum legal rate of interest from the date of such payment or the issuance of such policy, shall be repaid to Sublandlord by Subtenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Sublandlord of any such premium, or the carrying by Sublandlord of any such policy, shall not be deemed to waive or release the default of Subtenant with respect thereto.

D.            Notwithstanding anything to the contrary contained in Article 8 of the Overlease, Subtenant agrees to defend, indemnify and hold harmless Sublandlord, and the agents, partners, shareholders, directors, officers and employees of Sublandlord, from and against all damage, loss, liability, cost and expense (including, without limitation, engineers’, architects’ and attorneys’ fees and disbursements) resulting from any of the risks referred to in this Paragraph 10). Such indemnification shall operate whether or not Subtenant has placed and maintained the insurance specified in this Paragraph 10, and whether or not proceeds from such insurance actually are collectible from one or more of Subtenant’s insurer’s a companies.

11.           Brokerage. Subtenant represents and warrants to Sublandlord that no brokers other than Winslow & Company and Newmark Knight Frank (collectively, the “Broker”) was instrumental in consummating this Sublease, and that no conversations or prior negotiations were had with any broker concerning the subletting of the Sublease Premises. Subtenant shall indemnify and hold Sublandlord harmless from and against any claims for brokerage commissions or similar fees claimed by any person or entity (other than the Broker) in connection with this Sublease.

12.           Access; Change in Facilities. Supplementing the provisions of Article 13 of the Overlease, as such provisions are applicable to the Sublease Premises, Subtenant hereby (i) acknowledges the rights granted to Overlandlord and other parties pursuant to said Article 13 of the Overlease, (ii) agrees that neither Sublandlord nor Overlandlord shall have any liability to Subtenant in connection with the exercise of such rights in accordance with said Article 13, and (iii) agrees to cooperate with Overlandlord to the extent that Sublandlord, as tenant under the Overlease, is required to cooperate with Overlandlord pursuant to the provisions of said Article 13.

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13.           Assignment of the Overlease. The term “Sublandlord” as used in this Sublease means only the tenant under the Overlease, at the time in question, so that if Sublandlord’s interest in the Overlease is assigned, Sublandlord shall be thereupon released and discharged from all covenants, conditions and agreements of Sublandlord hereunder accruing with respect to the Overlease from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned.

14.           Notices and Cure Periods; Default and Remedies.

A.            All notices hereunder to Sublandlord or Subtenant shall be given in writing and delivered by hand, national overnight courier or mailed by certified or registered mail, return receipt requested, to the addresses set forth below:

If to Sublandlord:

with a copy to:

with a copy of any notice of default or termination to:

If to Subtenant

Prior to the Commencement Date:

Attention:

Subsequent to Commencement Date:

Attention:

B.            By notice given in the aforesaid manner, either party hereto may notify the other as to any change as to where and to whom such party’s notices are thereafter to be addressed.

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C.            The effective date of any notice shall be the date such notice is delivered (or the date that such receipt is refused, if applicable).

D.            In connection with the incorporation by reference of notice and other time limit provisions of the Overlease into this Sublease (and except with respect to actions to be taken by Subtenant for which shorter time limits are specifically set forth in this Sublease, which time limits shall control for the purposes of this Sublease), the time limits provided in the Overlease for the giving or making of any notice by the tenant thereunder to Overlandlord, the holder of any mortgage, the lessor under any ground or underlying lease or any other party, or for the performance of any act, condition or covenant or the curing of any default by the tenant thereunder, or for the exercise of any right, remedy or option by the tenant thereunder, are changed for the purposes of this Sublease, by shortening the same in each instance: (i) to forty-five (45) calendar days with respect to all such periods of sixty (60) or more calendar or business days, (ii) to twenty calendar days with respect to all such periods of thirty (30) or more calendar or business days but less than sixty (60) calendar or business days, (iii) to ten (10) calendar days with respect to all such periods of twenty (20) or more calendar or business days but less than thirty (30) calendar or business days, (iv) to five (5) calendar days with respect to all such periods of ten (10) or more calendar or business days but less than twenty (20) calendar or business days, and (v) to two (2) calendar days with respect to all such periods of five (5) or more calendar or business days but less than ten (10) calendar or business days; but in any and all events to a time limit enabling Sublandlord to give any notice, perform any act, condition or covenant, cure any default, and/or exercise any option within the time limit relating thereto as contained in the Overlease. Subtenant shall, immediately upon receipt thereof, notify Sublandlord of any notice served by Overlandlord upon Subtenant under any of the provisions of the Overlease or with reference to the Sublease Premises. Subtenant shall immediately furnish notice to Sublandlord of any action taken by Subtenant to cure any default under, or comply with any request or demand made by Overlandlord and/or Sublandlord in connection with the Overlease (pertaining to the Sublease Premises) or this Sublease.

15.          Binding Effect. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns (to the extent permitted hereunder).

16.          Condition of the Sublease Premises.

A.            It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Sublease, which alone fully and completely expresses their agreements, and that the same are entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Sublease. Subtenant acknowledges that Subtenant has inspected the Sublease Premises and agrees to accept possession of the Sublease Premises in “as is” and “where is” condition as of the date of this Sublease and Sublandlord is not required to perform work of any kind, nature or description to prepare the Sublease Premises for Subtenant’s occupancy. Notwithstanding anything contained herein to the contrary, the Sublease Premises shall be delivered to Subtenant (ii) vacant, broom cleaned, with all furniture and fixtures presently located in and serving the Sublease Premises (other than any servers, phones or computing systems) and more particularly identified on Exhibit B annexed hereto (collectively “Sublandlord’s F&E”), and (ii) with the HVAC unit in good working order (collectively the “Delivery Condition”).

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B.            The Sublandlord, for and in consideration of the Subtenant’s compliance with its obligations hereunder and with no additional payments of rent or other sums, shall and hereby does, lease to Subtenant the Sublandlord’s F&E, in its “As-Is” condition. Title to the Sublandlord’s F&E shall remain in Sublandlord during the Term. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Sublease, upon the Expiration Date, title to the Sublandlord’s F&E (with the exception of any art work) shall be transferred to Subtenant pursuant to a Bill of Sale substantially in the form of Exhibit D attached hereto. Except as specifically provided herein, Sublandlord makes no representations or warranties with respect to such Sublandlord’s F&E, and shall have no obligation to maintain or repair the Sublandlord’s F&E. Sublandlord warrants good and marketable title to the Sublandlord’s F&E and each item thereof free and clear of all liens, security interests, encumbrances, lease and restrictions of every kind and nature and represents to the best of its knowledge the Sublandlord’s F&E is in good working order and repair. Upon the Expiration Date or earlier expiration of the Term of this Sublease, Subtenant shall remove the Sublandlord’s F&E from the Sublease Premises.

17.           At End of Term. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 17) the provisions of Article 25 of the Overlease, as such provisions are applicable to the Sublease Premises:

The parties recognize and agree that the damage to Sublandlord resulting from any failure by Subtenant to timely surrender possession of the Sublease Premises as aforesaid will be substantial and will exceed the amount of the monthly installments of the Fixed Rent payable hereunder. Subtenant therefore agrees that if possession of the Sublease Premises is not surrendered to Sublandlord on the Expiration Date or sooner termination of this Sublease, in addition to any other right or remedy Sublandlord may have hereunder or at law or in equity, Subtenant shall pay to Sublandlord for each month and for each portion of any month during which Subtenant holds over in the Sublease Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to two (2) times the aggregate of the portion of the Fixed Rent and Recurring Additional Rent which were payable under this Sublease with respect to the last month of the Term. In addition to making all required payments under this Paragraph 17, Subtenant shall, in the event of Subtenant’s failure to surrender the Sublease Premises in accordance with the terms of the Overlease, as modified by this Paragraph 17 and in the manner aforesaid, also indemnify and hold Sublandlord harmless from and against any and all cost, expense, damage, claim, loss or liability resulting from any delay or failure by Subtenant in so surrendering the Sublease Premises, including any consequential damages suffered by Sublandlord by reason of claims made by third parties, including, without limitation, any claims made by any succeeding occupant founded on such delay or failure, and any and all reasonable attorneys’ fees, disbursements and court costs incurred by Sublandlord in connection with any of the foregoing. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Sublease Premises after the Expiration Date or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant in accordance with the provisions of this Paragraph 17, which provisions shall survive the Expiration Date or sooner termination of this Sublease.

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18.           Subtenant’s Alterations. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 18) the provisions of Article 5 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A.            Any and all alterations, additions, substitutions, improvements and decorations proposed to be made by Subtenant (hereinafter collectively referred to as Subtenant’s Alterations”) in the Sublease Premises) shall be subject to: (i) Sublandlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided that (x) such Subtenant’s Work is non- structural, and (y) such Subtenant’s Alterations is made entirely within the Sublease Premises, is visible only within the Sublease Premises and does not affect or involve any portion of the Building outside of the Sublease Premises and (z) such Subtenant’s Work shall not affect any of the mechanical, electrical, sanitary and/or any other systems of the Building or increase Subtenant’s use of any such systems; and (ii) Overlandlord’s prior written consent. Sublandlord shall not charge any supervisory fee, surcharges, or any other charges in connection with Subtenant’s Alterations during the Sublease Term; provided, however, in the event that any Subtenant’s Alterations require Sublandlord’s review of plans and specifications, then, Subtenant shall reimburse Sublandlord, as Additional Rent, Sublandlord’s reasonable out-of-pocket expenses of such review within twenty (20) days after written notice to Subtenant of the amount of such expenses.

B.            In any instance where Overlandlord shall withhold consent to a Subtenant’s Alteration, then Sublandlord’s consent to such Subtenant’s Alteration shall be deemed withheld, and Sublandlord shall not be deemed unreasonable in withholding such consent.

19.           Rules and Regulations. Subtenant shall, and Subtenant shall cause all of Subtenant’s agents, employees, licensees and invitees to, fully and promptly comply with all requirements of the rules and regulations of the Building and related facilities, copies of which are attached to the Overlease. Subtenant acknowledges that Overlandlord shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations in such manner as may be reasonable for safety, care or cleanliness of the Building and related facilities or premises, and for preservation of good order therein, all of which rules and regulations, changes and amendments will be forwarded to Subtenant in writing and shall be carried out and observed by Subtenant. Subtenant shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors, licensees and invitees of Subtenant. In the event of any conflict between the provisions of this Sublease and the provisions of such rules and regulations, then the provisions of such rules and regulations shall control.

20.           No Recording. Neither party shall have the right to record this Sublease, and the same shall not be recorded.

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21.          Waiver of Trial By Jury. The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Sublease Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Sublandlord commences any summary proceeding against Subtenant, Subtenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Subtenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Subtenant.

22.          Miscellaneous. This Sublease is made in the State of New York and shall be governed by and construed under the laws thereof. This Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties (which are fully merged herein). The headings in this Sublease are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Whenever necessary or appropriate, the neuter gender as used herein shall be deemed to include the masculine and feminine; the masculine to include the feminine and neuter; the feminine to include the masculine and neuter; the singular to include the plural; and the plural to include the singular. This Sublease shall not be binding upon Sublandlord for any purpose whatsoever unless and until Sublandlord has delivered to Subtenant a fully executed duplicate original hereof.

23.          Damage or Destruction. Modifying (to the extent of any inconsistency between such provisions and this Paragraph 23) and supplementing those provisions of Article 9 of the Overlease that have been incorporated into this Sublease, as such provisions are applicable to the Sublease Premises:

A.            Subtenant shall not be entitled to a rent abatement as a result of all or a portion of the Sublease Premises being damaged or rendered untenantable by fire or other cause, unless Sublandlord, as tenant under the Overlease, shall be entitled to and shall actually receive a rent abatement with respect to such damaged portion of the Sublease Premises pursuant to the terms of Article 9 of the Overlease.

B.            Subtenant acknowledges and agrees that any and all obligations of “Owner” described in Article 9 of the Overlease to repair or pay the cost of repairs in the event of a fire or other cause shall be the obligation of Overlandlord (and not of Sublandlord).

24.          Valid Authority. Subtenant hereby represents and warrants to Sublandlord that:

A.            Subtenant is duly organized, validly existing and in good standing under the laws of [ ], and has the full right and authority to enter into this Sublease; and

B.            The execution, delivery and performance of this Sublease by Subtenant: (i) has been duly authorized, (ii) does not conflict with any provisions of any instrument to which Subtenant is a party or by which Subtenant is bound, and (iii) constitutes a valid, legal and binding obligation of Subtenant.

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25.           Failure to Give Possession. If Sublandlord shall be unable to give possession of the Sublease Premises to Subtenant by any specified date, Sublandlord shall not be subject to any liability for failure to give possession on said date and the validity of this Sublease shall not be impaired under such circumstances, nor shall the same be construed to extend the term of this Sublease, but the Fixed Rent shall be abated (provided that Subtenant is not responsible for the inability to obtain possession) until Sublandlord shall have delivered possession of the Sublease Premises to Subtenant. The provisions of this Paragraph 25 shall be considered an express agreement governing any case of Sublandlord’s failure to deliver possession of the Sublease Premises, and any law now or hereafter in force which is inconsistent with the provisions of this Paragraph 25 shall have no application in such case.

26.           Intentionally Omitted.

27.           Security.

A.            Upon the execution of this Sublease, but subject to the provisions of Subparagraph 27B below, Subtenant shall deposit with Sublandlord the sum of $379,075.14 (the “Security Deposit Amount”), as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease. Subtenant agrees that, if Subtenant shall default (beyond the expiration of any applicable notice and cure periods) with respect to any of the covenants, agreements, terms, provisions and conditions that shall be the obligation of Subtenant to observe, perform or keep under the terms of this Sublease, including the payment of the Fixed Rent and Additional Rent, Sublandlord may use, apply or retain the whole or any part of the security being held by Sublandlord (the “Security”) to the extent required for the payment of any Fixed Rent and Additional Rent, or any other payments as to which Subtenant shall be in default beyond the expiration of any applicable notice and cure periods or for any monies which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the covenants, agreements, terms, provisions and conditions of this Sublease beyond the expiration of any applicable notice and cure periods, including any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. Sublandlord shall not be required to so use, apply or retain the whole or any part of the Security so deposited, but if the whole or any part thereof shall be so used, applied or retained, then Subtenant shall, upon demand, promptly deposit with Sublandlord an amount equal to the amount so used, applied or retained, so that Sublandlord shall have the entire Security Deposit Amount on hand at all times during the Term. In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants, agreements and conditions of this Sublease, the Security shall be returned to Subtenant after the Expiration Date, and delivery of exclusive possession of the entire Sublease Premises to Sublandlord. In the event of an assignment of Sublandlord’s interest in, under or to this Sublease: (i) Sublandlord shall transfer the Security to the assignee or lessee or transferee, (ii) Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Security, and (iii) Subtenant agrees to look solely to Sublandlord’s successor for the return of said Security; it being agreed that the provisions hereof shall apply to every transfer or assignment made of the Security to a new Sublandlord. Subtenant further covenants that Subtenant will not assign or encumber or attempt to assign or encumber the monies deposited herein as Security, and that neither Sublandlord nor Sublandlord’s successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. It is expressly understood that Subtenant shall not be entitled to receive any interest on the Security.

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B.            Notwithstanding anything to the contrary contained in Subparagraph 27A above, in lieu of a cash security deposit, Subtenant shall have the option to deliver to Sublandlord a clean, irrevocable, transferable and unconditional letter of credit (the “Letter of Credit”) issued by and drawn upon a commercial bank (hereinafter referred to as the “Issuing Bank”) which shall be a member bank of the New York Clearinghouse Association, which Letter of Credit shall: (i) have a term of not less than one year, (ii) be in the form annexed hereto as Exhibit C, (iii) be for the benefit of Sublandlord, (iv) be for the Security Deposit Amount, (v) except as otherwise provided in this Subparagraph 27B, conform and be subject to Uniform Customs and Practice for Documentary Credits, 2007 Revision, ICC Publication No. 600 (or any revision thereof or successor thereto), (vi) be fully transferable by Sublandlord without any fees or charges therefor (or, if the Letter of Credit shall provide for the payment of any transfer fees or charges, the same shall be paid by Subtenant as and when such payment shall be requested by the Issuing Bank), (vii) provide that Sublandlord shall be entitled to draw upon the Letter of Credit upon presentation to the Issuing Bank of a sight draft accompanied by Sublandlord’s statement that Sublandlord is then entitled to draw upon the Letter of Credit pursuant to the terms of this Sublease, and (viii) provide that the Letter of Credit shall be deemed automatically renewed, without amendment, for consecutive periods of one year each year thereafter during the entire Term and for a period of thirty (30) days thereafter, unless the Issuing Bank shall send notice (the “Non-Renewal Notice”) to Sublandlord by registered mail, return receipt requested, not less than forty (40) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit, in which case unless Subtenant shall have provided Sublandlord with an acceptable replacement Letter of Credit, Sublandlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of Subparagraph 27A above as cash security. If Sublandlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within said thirty (30) day period, and the Letter of Credit shall expire prior to the thirtieth (30th) day following the Expiration Date, then Subtenant shall, upon demand, immediately furnish Sublandlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in the immediately preceding sentence), so that Sublandlord shall have the entire Security Deposit Amount on hand at all times during the Term and for a period of thirty (30) days thereafter. Subtenant acknowledges and agrees that the Letter of Credit shall be delivered to Sublandlord as security for the faithful performance and observance by Subtenant of all of the covenants, agreements, terms, provisions and conditions of this Sublease, and that Sublandlord shall have the right to draw upon the entire Letter of Credit in any instance in which Sublandlord would have the right to use, apply or retain the whole or any part of any cash security deposited with Sublandlord pursuant to Subparagraph 27A above.

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28.            Consent of Overlandlord under the Overlease. This Sublease shall have no effect unless and until Overlandlord shall have given written consent hereto. If Overlandlord does not consent to this Sublease for any reason whatsoever within sixty (60) days after the date hereof, then either Sublandlord or Subtenant may elect to cancel this Sublease by giving notice to the other party after the expiration of said 60-day period, but prior to the giving of said consent by Overlandlord to this Sublease. Subtenant acknowledges that Subtenant may be required to execute and deliver a consent agreement as a condition precedent to the execution thereof by Overlandlord. Subtenant agrees that Subtenant shall promptly execute and deliver to Sublandlord such consent agreement. Notwithstanding anything to the contrary contained in this Paragraph 29, in the event that Overlandlord shall have forwarded a form of consent to Sublandlord within said 60-day period, but such consent shall not have been executed by all parties thereto for any reason whatsoever, then said 60-day period shall be extended by an additional period of sixty (60) days, during which period Sublandlord and Subtenant shall diligently and in good faith take all reasonable acts necessary to obtain said consent. If either party shall have given notice of cancellation to the other party (in accordance with the provisions of this Paragraph 29), then: (i) Sublandlord shall not be obligated to take any further action to obtain such consent, (ii) Sublandlord shall refund to Subtenant the installment of Fixed Rent paid by Subtenant at the execution of this Sublease, (iii) Sublandlord shall return the Letter of Credit to Subtenant and (v) this Sublease shall thereupon be deemed null and void and of no further force and effect, and neither of the parties hereto shall have any rights or claims against the other.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first written above.

SUBLANDLORD:

SCP NY Inc., a Delaware corporation

By:	/s/ Paul J. Conway
Name: Paul J. Conway
Title: President

SUBTENANT:

AKARI THERAPEUTICS, a LLC corporation

By:	/s/ DAVID SOLOMON
Name: DAVID SOLOMON
Title: CEO

EXHIBIT A

Overlease

A-1

EXHIBIT B

Sublandlord’s F&E

B-1

EXHIBIT C

Form of Letter of Credit

NO.___________	Date ______________	Irrevocable Letter of Credit #_____________

BENEFICIARY

Dear Sir(s),

We hereby authorize you to value on ___________________________.

For the account of [____________](the “Account Party”)up to the aggregate amount of $__________.

Available by your drafts at sight, accompanied by your statement, purportedly signed by one of your authorized officers, partners or agents, that the amount of your drawing represents funds due and payable under a certain sublease dated as of ____________________, executed by and between ________, and _______________. We hereby agree that you may draw upon this Letter of Credit by presenting the foregoing drafts and statements to us at our counters located at ___________________________ or by delivering the foregoing drafts and statements to us by nationally recognized overnight courier or certified or registered United States mail at the following address: _____________________________ Attn.:. __________________________. Upon such presentation or delivery, we will promptly honor your draft by payment of immediately available funds to such account as you designate in your statement or by delivery via overnight courier or certified or registered mail of our check to such address as you specify in your statement. Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to such transfer.

This Letter of Credit may be transferred to any transferee of the interest of the sublandlord under the sublease dated as of ___________________, between __________, as sublandlord, and ______, as subtenant.

It is a condition of this Letter of Credit that it shall be deemed to be automatically extended for a period of one year from the present or any future expiration date, unless we shall notify you by written notice given by registered mail at least 60 days prior to such expiration date that we elect not to renew it for such additional period, in which case you shall have the right to draw on us the full amount of this Letter of Credit by your sight draft, accompanied by your signed written statement that you are drawing under Letter of Credit #_______________ because you have received notice of non-renewal from us, and the accountee is still obligated to you under the above-referenced lease.

Partial draws are permitted under this Letter of Credit.

All drafts drawn under this Letter of Credit must bear on their face the clause “Drawn under Letter of Credit/# _________________”.

Except so far as otherwise expressly stated, this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision) International Chamber of Commerce, Publication No 600.

C-1

EXHIBIT D

Bill of Sale

For valuable consideration paid, receipt of which is hereby acknowledged, the undersigned, SCP NY Inc., a Delaware corporation (“Seller”), does hereby sell, assign, transfer and set over unto AKARI THERAPEUTICS (“Buyer”), all of its right, title, and interest in and to the furniture, furnishings, equipment and related accessories (collectively, the “Sublandlord’s F&E”) located, as of the date hereof, within at certain premises on the 10th floor within the office building located at 51 Astor Place, New York, New York and identified on Exhibit A attached hereto and made a part hereof.

The Sublandlord’s F&E is sold as-is, where-is, and is not warranted or guaranteed for use, or represented as fit for merchantability of any kind. This Bill of Sale constitutes the sole and entire agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements, and documentations relating to the subject matter hereof. Neither this Bill of Sale nor its execution have been induced by any representation, stipulation, warranty, agreement or understanding of any kind other than those herein expressed.

Seller warrants good and marketable title to the Sublandlord’s F&E and each item thereof free and clear of all liens, security interests, encumbrances, lease and restrictions of every kind and nature.

SCP NY Inc.,

a Delaware corporation

By:
Name:
Its:

D-1

CONSENT TO SUBLEASE

JSM ASSOCIATES I LLC ("Landlord"), a New York corporation having an office c/o Edward J. Minskoff Equities, Inc., 1325 Avenue of the Americas, New York, New York 10019, as landlord under that certain lease dated as of December 24, 2014 (the "Lease"), between Landlord and SCP NY INC. ("Sublandlord"), as tenant, of a portion of the tenth (10th) floor (the "Demised Premises") in the building known as 51 Astor Place, New York, New York (the "Building"), hereby consents to the sublease (the "Sublease"), by Sublandlord to AKARI THERAPEUTICS, as subtenant ("Subtenant"), pursuant to that certain sublease agreement dated as of January 17, 2018, which is annexed hereto as Exhibit “A” and made a part hereof (the “Sublease Agreement”), of the entire Demised Premises (the "Sublease Premises"), which is marked as Area “C” on the floor plan annexed to the Lease as Exhibit “A” thereto, which consent shall be subject to, and is granted in consideration of the acceptance and performance by Sublandlord and Subtenant of, each and every one of the following terms and conditions:

1.            Sublandlord shall furnish Landlord with a counterpart of this Consent to Sublease, executed and acknowledged by Sublandlord and Subtenant, confirming the acceptance by both Sublandlord and Subtenant of all of the terms and conditions hereinafter set forth.

2.            The Sublease shall be subject to all of the terms, covenants, conditions and provisions of the Lease, and any provision of the Sublease Agreement that is in conflict with, or purports to vary, any provision of the Lease or this Consent to Sublease shall, as between Landlord and Sublandlord or between Landlord and Subtenant (as the case may be), be null and void notwithstanding Landlord's consent to the Sublease.

3.            Upon notification by Landlord to Subtenant that an Event of Default under the Lease has occurred, Sublandlord hereby authorizes and directs Subtenant to pay to Landlord, all Fixed Rent, additional rent and other charges payable to Sublandlord under the Sublease, with the net amount so collected by Landlord to be applied to the Fixed Rent, additional rent and other charges provided under the Lease. Subtenant shall have no responsibility to ascertain whether any Event of Default has actually occurred. Sublandlord hereby waives any right, claim or demand that Sublandlord may now or hereafter have against Subtenant by reason of Subtenant having made such payments to Landlord, and any payment made by Subtenant to Landlord pursuant to this Paragraph 3 shall discharge the obligation of Subtenant to make such payment to Sublandlord. Notwithstanding this Consent to Sublease and any acceptance by Landlord of rent from Subtenant: (i) Sublandlord shall not be released from, but shall be and remain liable for, the full performance and discharge of all of the obligations and liabilities under the Lease on the part of tenant thereunder to be performed and discharged, and (ii) Landlord shall not be deemed to have entered into a landlord/tenant relationship with Subtenant or to have otherwise accepted Subtenant as a tenant of the Sublease Premises.

4.            Without limiting the provisions of Paragraph 2 above, Article 10 of the Lease and Landlord's rights and options thereunder shall continue to apply, inter alia, to any further subletting of the Sublease Premises, prior to and pre-emptive of any rights of Sublandlord. Subtenant shall not assign its interest in the Sublease (or Sublease Agreement), and shall not sublet all or any portion of the Sublease Premises, without the express written consent of Landlord in each instance, which consent may be granted or withheld in Landlord's sole and absolute discretion.

5.            The consent herein granted shall not be deemed to be a consent to the performance of alterations, installation of signs, or to any change in the present manner of the operation of business conducted at the Sublease Premises, or to any other matter that may be referred to or contemplated by the Sublease Agreement (other than the Sublease itself) to the extent that any such consent would be required under the Lease.

6.            The consent herein granted shall not be deemed to be an acknowledgment of the validity or accuracy of any recital, statement or representation contained in the Sublease Agreement, or a waiver of any uncollected or unbilled Fixed Rent, additional rent or other charges that may be due or payable under the Lease.

7.            Landlord shall not be deemed a party to the Sublease or the Sublease Agreement, and Landlord's consent to the Sublease shall not bind Landlord to any term or provision contained therein.

8.            Sublandlord and Subtenant jointly represent to Landlord that the sublease agreement annexed hereto is a true copy of the Sublease Agreement and constitutes the entire agreement between Sublandlord and Subtenant relating to the Sublease consented to herein. Sublandlord and Subtenant agree that they will not change, modify, amend, cancel or terminate the Sublease Agreement or surrender the premises affected thereby without the prior written consent of Landlord, except for a termination of the Sublease by Sublandlord following a default by Subtenant of its obligations under the Sublease.

9.            Each of Sublandlord and Subtenant represents and warrants to Landlord that neither Sublandlord nor Subtenant has employed, dealt with or negotiated with any broker in connection with the Sublease other than Winslow & Company and Newmark Knight Frank (collectively, the "Broker"). Sublandlord and Subtenant jointly and severally covenant and agree to indemnify Landlord against, and hold Landlord harmless from, any and all liability, damage, cost and expense (including, without limitation, reasonable attorneys' fees and disbursements) arising out of any claim for commission, fee and/or other compensation by the Broker or any other broker or other party in connection with the Sublease.

10.          A.            Subtenant acknowledges and agrees that the Sublease is subject and subordinate in all respects to the Lease and to each and every mortgage and underlying lease (including all modifications and extensions thereof) now or hereafter affecting the Building.

B.           Subtenant agrees that, upon the expiration, surrender or any earlier termination of Sublandlord's leasehold estate under the Lease for any reason whatsoever, the Sublease shall, at Landlord's option, forthwith terminate and expire, and Subtenant shall immediately quit and surrender the Sublease Premises removing all Subtenant's property therefrom, leaving the same broom clean and in good order and condition, and repairing all damage caused by such removal. Landlord shall have the right to retain any property and effects that shall remain in the Sublease Premises after such expiration, surrender or termination, and any net proceeds from the sale thereof, without waiving Landlord's rights with respect to any default by Subtenant under the foregoing provisions of this Paragraph 10B. Subtenant expressly waives, for itself and for any person claiming through or under Subtenant, any rights that Subtenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules (and of any successor law of like import then in force), in connection with any holdover summary proceedings that Landlord may institute to enforce the foregoing provisions of this Paragraph 10B. If the date of such expiration, surrender or termination shall fall on a Sunday or holiday, Subtenant's obligations under the first sentence of this Paragraph 10B shall be performed on or prior to the Saturday or business day immediately preceding such Sunday or holiday. Subtenant's obligations under this Paragraph 10B shall survive the expiration, surrender or sooner termination of (i) Sublandlord's leasehold estate under the Lease and/or (ii) the Sublease.

C.           Notwithstanding the provisions of Paragraph 10B above, upon any such expiration, surrender or termination: (i) Subtenant shall, upon Landlord’s demand, attorn to Landlord and be bound to Landlord upon all of the then-executory terms, conditions and covenants as are set forth in the Sublease Agreement and this Consent to Sublease as if Landlord were the Sublandlord thereunder, except that Landlord shall not be: (a) liable for any act, omission or default of Sublandlord under the Sublease, or for the return of any security deposit unless actually received by Landlord, (b) subject to any offsets, claims or defenses which Subtenant might have against Sublandlord under the Sublease, (c) bound by any rent or additional rent which Subtenant might have paid to Sublandlord for more than one month in advance, (d) bound by any amendment or modification to the Sublease Agreement made without Landlord’s prior written consent, and (e) bound by any covenant or other obligation to undertake or complete any work to the Sublease Premises or any portion thereof; (ii) Sublandlord shall deliver to Landlord any security deposit which Sublandlord shall then be holding pursuant to the terms of the Sublease Agreement; and (iii) Subtenant shall reimburse Landlord for any costs that may be incurred by Landlord in connection with such attornment (including reasonable attorneys’ fees and disbursements). The provisions of this Paragraph 10C shall (x) apply notwithstanding that, as a matter of law, the Sublease may terminate upon the expiration, termination or surrender of the Lease, and (y) be self-operative upon any such election by Landlord to require attornment; provided, however, that Subtenant, upon demand of Landlord, shall execute and deliver such instrument or instruments as Landlord may reasonably request to evidence and confirm the foregoing provisions of this Paragraph 10C. If Landlord shall elect to exercise Landlord’s option to require Subtenant’s attornment pursuant to this Paragraph 10C, then (I) the provisions of Paragraph 10B above shall be of no force or effect, and (II) for the avoidance of any doubt, the provisions of the guaranty (the “Guaranty”) of Spark Capital Partners, LLC (“Guarantor”), dated as of December 24, 2014, shall remain in full force and effect for the benefit of Landlord.

11.           Sublandlord and Subtenant hereby acknowledge and agree that the terms and provisions of Article 8 of the Lease are and shall be fully applicable to and binding upon Subtenant (as if Subtenant were Tenant thereunder) for the benefit of Landlord and the lessors under any underlying lease.

12.           Except if and to the extent that the same shall be caused by the negligence or willful misconduct of Landlord or of Landlord’s agents, but irrespective of whether Subtenant shall have been negligent in connection therewith, Subtenant shall indemnify and save harmless Landlord and Landlord's agents and, at Landlord's option, defend Landlord and/or Landlord's agents, against and from: (i) any and all claims against Landlord or such agents directly or indirectly of whatever nature arising wholly or in part from any act, omission or negligence of Subtenant, its contractors, licensees, agents, servants, officers, employees, invitees or visitors; (ii) any and all claims against Landlord or such agents arising directly or indirectly from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of the Sublease in or about the Sublease Premises, or occurring outside of the Sublease Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted wholly or in part from any act, omission or negligence of Subtenant or Subtenant's contractors, licensees, agents, servants, officers, employees, invitees or visitors; (iii) any and all costs, expenses, claims and liabilities arising from any breach, violation or non-performance of any covenant or condition in the Sublease Agreement set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed; and (iv) any cost, liability or responsibility for the payment of any sales tax with respect to any installations, furniture, furnishings, fixtures or other improvements located, installed or constructed in the Sublease Premises, or the filing of any tax return in connection therewith (although Landlord agrees to execute any such return if required by law), regardless of whether such tax shall be imposed upon Landlord, Sublandlord or Subtenant. This indemnity and hold harmless agreement shall: (x) include indemnity from and against any and all liability, fines, suits, demands, costs, damages and expenses of any kind or nature (including, without limitation, reasonable attorney's and other professional fees and disbursements) incurred in connection with any such claims (including any settlement thereof) or proceeding brought thereon, and the defense thereof; and (y) inure also to the benefit of the agents, employees, officers, directors and partners of Landlord and Landlord's agents.

13.          Any and all notices, demands, requests or other communications ("Notices") given or required to be given to any party pursuant to this Consent to Sublease shall be effective only if given in writing, and sent by hand or by a nationally recognized overnight courier: (i) if to Landlord, at Landlord's address set forth above, with a copy to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038, Attention: Jacob Bart, Esq., (ii) if to Sublandlord, to SCP NY Inc., 51 Astor Place, New York, New York 10003, Attention: Paul Conway, with a copy to: SCP NY Inc., c/o Spark Capital Partners, LLC, 137 Newbury Street, Boston, MA 02116, Attention: Paul Conway, General Partner & CFO, and with an additional copy (in the case of a default or termination) to: Riker Danzig Scherer Hyland & Perretti LLP, One Speedwell Avenue, Morristown, New Jersey 07962-1981, Attention: Cathleen Giuliana, Esq or at such address as Sublandlord shall have last designated by notice in writing to Landlord, and (iii) if to Subtenant: (a) prior to the date that Subtenant first occupies the Sublease Premises for the conduct of its business thereat, to Akari Therapeutics, 24 West 40th Street, 8th Floor, New York, New York 10018, Attention: Chief Financial Officer, and (b) after such date, to the Sublease Premises, Attention: Chief Financial Officer. By notice given as herein set forth, Landlord may change the address to which Notices to Landlord must be delivered. The effective date of any Notice shall be the date of receipt thereof (or the date that such receipt is refused, if applicable).

14.           Nothing contained in this Consent to Sublease shall be deemed to bestow or grant third party beneficiary rights upon Subtenant; it being the express agreement and understanding that this Consent to Sublease is being granted for the sole purpose of permitting the Sublease pursuant to the terms herein contained, and that Subtenant acquires no rights whatsoever enforceable against Landlord (except as expressly provided herein). Accordingly, Landlord shall not be liable to Subtenant or Sublandlord, or to any third party, pursuant to any provision of the Sublease Agreement requiring or contemplating any action or performance by Landlord thereunder. (The immediately preceding sentence shall not be construed to change, modify, waive or release Landlord from any of its obligations to Sublandlord pursuant to the express provisions of the Lease.) Moreover, regardless of any allocation in the Sublease Agreement as between Sublandlord and Subtenant of any obligation, performance or liability of any party under the Lease, Sublandlord shall remain fully liable to Landlord for all of the obligations, performance and liabilities on the part of Tenant set forth in the Lease.

15.          Notwithstanding anything contained to the contrary in this Consent to Sublease, if the Sublease shall permit Subtenant to direct requests for services to be provided by Landlord pursuant to the provisions of the Lease (as applicable to the Sublease Premises) and for additional services directly to Landlord (and/or shall be permitted to pay Landlord directly for such services) and to otherwise direct inquiries or requests regarding the Sublease Premises to Landlord (including, without limitation, requests for Landlord’s consent (as required under the Lease)), then Subtenant shall be permitted to do the same, provided that Subtenant (i) pays for such services in the manner and at the time set forth in the Lease, and (ii) otherwise abides by the applicable provisions of the Lease. In no event shall Landlord’s acceptance of such payments, or the rendition of such services by Landlord, or the response by Landlord to any such inquiries or requests, create or be deemed to have created any privity of estate or privity of contract between Landlord and Subtenant with respect to the Sublease Premises. Nothing contained in this Paragraph 15 shall be deemed to constitute a release of Sublandlord from any of Sublandlord’s respective obligations as Tenant under the Lease, and Sublandlord shall remain fully liable for the performance of all of the Tenant’s obligations under the Lease, and shall be fully responsible for all of the acts and omissions of Subtenant or of anyone claiming by, under or through Sublandlord or Subtenant that shall be a violation of, or default under, any of the obligations or liabilities of the tenant under the Lease. (For the purposes of illustration and not limitation, if Subtenant requests that Landlord provide any building service for which Landlord imposes a separate charge, and if such service is provided by Landlord, such request for, provision of, or payment by Subtenant for, such services shall not serve to create any relationship of landlord and tenant between Landlord and Subtenant, and Sublandlord shall remain primarily liable for payment of such charges.) Subtenant agrees to indemnify and hold Sublandlord harmless from and against any claims, liabilities, costs and damages incurred by Sublandlord as a result of any such act and omission of Subtenant or of anyone claiming by, under or through Subtenant that shall be a violation of, or default under, any of the obligations or liabilities of the tenant under the Lease, as set forth in this Paragraph 15.

16.           Sublandlord represents that the Lease is in full force and effect, and that, to the best of Sublandlord’s knowledge, as of the date hereof, Landlord is not in default of any of Landlord’s obligations under the Lease.

17.          Sublandlord and Subtenant each represents and warrants that no rent or other consideration is being paid or is payable to Sublandlord by Subtenant for the right to occupy the Sublease Premises or for the use, sale or rental of Sublandlord's fixtures, leasehold improvements, equipment, furniture or other personal property, except as expressly provided for in the Sublease Agreement. Sublandlord shall (a) comply with the provisions of Section 10.07 of the Lease, and (b) pay to Landlord an amount equal to fifty (50%) percent of the Profit (as defined in Section 10.07 of the Lease), if any, due or payable to Sublandlord.

18.          It is expressly understood and agreed that submission by Landlord of this Consent to Sublease for review shall confer no rights nor impose any obligations on any party unless and until Landlord, Sublandlord and Subtenant shall have executed this Consent to Sublease and duplicate originals thereof shall have been delivered to all parties.

19.          Sublandlord shall pay to Landlord all reasonable out-of-pocket costs, expenses and reasonable attorneys’ fees, as set forth in Section 10.12 of the Lease, incurred by Landlord in connection with the review of the Sublease Agreement, the preparation of this Consent to Sublease, and any modifications thereof requested by Sublandlord or Subtenant.

20.         This Consent to Sublease may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. To facilitate execution of this Consent to Sublease, the parties may exchange counterparts of the same by facsimile or electronic mail (e- mail) (which shall include, but not be limited to, electronic attachments in ‘pdf’ format containing counterparts of the signature page to this Consent to Sublease), which shall be effective as original signature pages for all purposes. Following such execution of this Consent to Sublease, each party shall deliver to the others an actual signed original counterpart of this Consent to Sublease.

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21.       Capitalized terms used herein and not otherwise defined herein shall have the meanings respectively ascribed to them in the Lease.

IN WITNESS WHEREOF, Landlord has executed this Consent to Sublease as of the 7th day of March, 2018.

JSM ASSOCIATES I LLC, Landlord

By:	/s/ Edward J. Minskoff
Name: Edward J. Minskoff
Title: Authorized Signatory

ACCEPTED AND AGREED TO:

SCP NY INC., Sublandlord

By:   /s/ Paul J. Conway

Name: Paul J. Conway

Title: President

AKARI THERAPEUTICS, Subtenant

By:   /s/ David H. Solomon

Name: David H. Solomon

Title: CEO

ACCEPTED AND AGREED AS TO

PARAGRAPH 10C ABOVE ONLY:

SPARK CAPITAL PARTNERS, LLC, Guarantor

By:   /s/ Paul J. Conway

Name: Paul J. Conway

Title: Managing-Member

SUBLANDLORD ACKNOWLEDGMENT

COUNTY OF SUFFOLK	)
) SS: Boston
STATE OF MASSACHUSETTS	)

On the 2nd day of March in the year 2018 before me, the undersigned, a notary public in and for said state, personally appeared Paul J. Conway, personally known to me or proved to me on the basis of satisfactory evidence the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument , the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kimberly O’Hara Adams
Notary Public

SUBTENANT ACKNOWLEDGMENT

COUNTY OF NEW YORK	)
	)	ss:
STATE OF NEW YORK	)

On the 7 day of March in the year 2018 before me, the undersigned, a notary public in and for said state, personally appeared David H Solomon, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Steven Beltre
Notary Public

GUARANTOR ACKNOWLEDGMENT

COUNTY OF SUFFOLK	)
) ss Boston
STATE OF MASSACHUSETTS	)

On the 2nd day of March in the year 2018 before me the undersigned, a notary public in and for said state, personally appeared Paul J. Conway, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Kimberly O’Hara Adams
Notary Public

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